Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-263059, 333-258566, 333-253570, 333-236821, 333-230046, 333-223658, 333-216674, and 333-214025) on Form S-8 of our report dated March 10, 2023, with respect to the consolidated financial statements of Tabula Rasa HealthCare, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 10, 2023